EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-128282, 333-116538) and Form S-8 (No. 333-107025, 333-127645) of Crosstex Energy Partners, L.P. of our report dated October 26, 2005 relating to the combined statements of revenues and direct operating expenses of CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C. (collectively, the “Companies”), which appears in this Current Report on Form 8-K/A of Crosstex Energy Partners, L.P.
PricewaterhouseCoopers LLP
Houston, Texas
November 10, 2005